Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 3, 2019, Bel Fuse Inc., a New Jersey corporation (“Bel”, the “Company”, “we”, or “our”) completed its acquisition of the majority of the power supply products business of CUI Inc. (“CUI Power”) from CUI, Inc. and CUI Global Inc. (collectively, the “Seller”).  Bel paid approximately $29.2 million in cash on a cash and debt-free basis, after working capital adjustments. The acquisition was funded through incremental borrowings under the Company’s existing revolving credit facility.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2019 and statements of operations for the year ended December 31, 2018 and for the nine-month period ended September 30, 2019, give effect to our acquisition of CUI Power and the incremental borrowings incurred to fund the acquisition.  The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to or remove the effect of events that are (1) directly attributable to the CUI Power acquisition, (2) factually supportable, and (3) expected to have a continuing impact on our results.  The unaudited pro forma condensed combined statements of operations do not reflect any of Bel management’s expectations for revenue enhancements, cost savings from the combined companies’ operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or restructurings, which could result from the CUI Power acquisition.

The following pro forma financial information is based on our historical consolidated financial statements and the historical carve-out financial statements of the acquired CUI Power business and is intended to provide you with information about how the CUI Power transaction might have affected our historical consolidated statement of operations if it had closed as of January 1, 2018.

The pro forma financial information below is based on available information and assumptions that we believe are reasonable.  The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had the transaction described above occurred on the date indicated.  The pro forma financial information also should not be considered representative of our future financial condition or results of operations.

BEL FUSE INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2019
(dollars in thousands)

	Historical		Pro Forma Adjustments
	Bel Fuse Inc.	CUI Power
	As of	As of	CUI Power
	September 30,	September 30,	Acquisition		Pro Forma
	2019	2019	Related & Other	Note	Combined
Assets
Current assets:
Cash and cash equivalents	$64,816	$-	$2,768	3a	$67,584
Accounts receivable, net	79,110	4,222	-		83,332
Inventories	110,209	5,757	-		115,966
Other current assets	23,926	298	-		24,224
Total current assets	278,061	10,277	2,768		291,106
Property, plant and equipment, net	42,470	121	-	4a	42,591
Right-of-use assets	16,296	-	1,299	3b	17,595
Goodwill and other intangible assets, net	68,287	12,529	13,165	3c	93,981
Other assets	29,231	7	-		29,238
Total assets	$434,345	$22,934	$17,232		$474,511

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	38,890	4,247	-		43,137
Current portion of long-term debt	4,743	-	-		4,743
Operating lease liability, current	6,039	-	228	3b	6,267
Other current liabilities	36,853	3,492	-		40,345
Total current liabilities	86,525	7,739	228		94,492
Long-term debt	107,588	-	32,000	3d	139,588
Operating lease liability, long-term	10,713	-	1,071	3b	11,784
Other liabilities	58,878	76	-		58,954
Total liabilities	$263,704	$7,815	$33,299		$304,818
Stockholders' equity (net parent investment for CUI Power)	170,641	15,119	(16,067)	3e	169,693
Total liabilities and stockholders' equity	$434,345	$22,934	$17,232		$474,511

See accompanying notes to unaudited pro forma financial statements.

BEL FUSE INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(dollars and shares in thousands, except per share data)

	Historical		Pro Forma Adjustments
	Bel Fuse Inc.	CUI Power
	Year Ended	Year Ended	CUI Power
	December 31,	December 31,	Acquisition		Pro Forma
	2018	2018	Related & Other	Note	Combined

Net sales	$548,184	$40,241	$-		$588,425

Costs and expenses:
Cost of sales	438,414	23,134	-	2	461,548
Selling, general and administrative	79,937	10,208	(234)	3f, 3g	89,911
Restructuring charges	222	-	-		222
	518,573	33,342	(234)		551,681

Income from operations	29,611	6,899	234		36,744
Interest expense	(5,317)	-	(1,264)	3h	(6,581)
Interest income and other, net	(678)	5			(673)

Earnings before provision for income taxes	23,616	6,904	(1,030)		29,490
Provision for income taxes	2,907	1,926	(575)	3i	4,258

Net earnings	$20,709	$4,978	$(455)		$25,232

Earnings per share:
Class A common share - basic and diluted	$1.62				$1.98
Class B common share - basic and diluted	$1.73				$2.11

Weighted-average shares outstanding:
Class A common share - basic and diluted	2,175				2,175
Class B common share - basic and diluted	9,939				9,939

See accompanying notes to unaudited pro forma financial statements.

BEL FUSE INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2019
(dollars and shares in thousands, except per share data)

	Historical		Pro Forma Adjustments
	Bel Fuse Inc.	CUI Power
	9 Months Ended	9 Months Ended	CUI Power
	September 30,	September 30,	Acquisition		Pro Forma
	2019	2019	Related & Other	Note	Combined

Net sales	$377,284	$25,307	$-		$402,591

Costs and expenses:
Cost of sales	311,382	14,977	-	2	326,359
Selling, general and administrative	56,472	8,037	(228)	3f, 3g	64,281
Impairment of goodwill	8,891	-	-		8,891
Restructuring charges	1,651	-	-		1,651
Gain on sale of property	(4,257)	-	-		(4,257)
	374,139	23,014	(228)		396,925

Income from operations	3,145	2,293	228		5,666
Interest expense	(4,126)	-	(994)	3h	(5,120)
Interest income and other, net	(361)	(4)	-		(365)

Earnings before provision for income taxes	(1,342)	2,289	(766)		181
Provision for income taxes	1,049	624	(274)	3i	1,399

Net (loss) earnings	$(2,391)	$1,665	$(492)		$(1,218)

(Loss) Earnings per share:
Class A common share - basic and diluted	$(0.20)				$(0.11)
Class B common share - basic and diluted	$(0.19)				$(0.10)

Weighted-average shares outstanding:
Class A common share - basic and diluted	2,175				2,175
Class B common share - basic and diluted	10,113				10,113

See accompanying notes to unaudited pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statements of operations have been prepared using the historical consolidated financial statements of Bel and the historical combined carve-out financial statements of CUI Power.  Because we now control CUI Power, we have applied acquisition accounting as if the acquisition had closed as of January 1, 2018. Our preliminary purchase price has been allocated to the CUI Power assets and liabilities based on current estimates and currently available information and is subject to revision based on final determinations of fair value and the final allocation of purchase price to the assets and liabilities of CUI Power. Purchase accounting adjustments are further described in Note 2 below.

In addition to presenting Bel’s operations as reported in our historical financial statements, our unaudited condensed combined pro forma statement of operations for the year ended December 31, 2018 includes the combined results of CUI Power for the year ended December 31, 2018. We believe presenting these combined results is useful in illustrating the presentation of our pro forma condensed combined statement of operations for the year ended December 31, 2018.

2.	Conformity Adjustments

Certain reclassifications have been made to the historical presentation of CUI Power to conform to the presentation used in our condensed consolidated statements of operations and the unaudited pro forma financial information as follows (dollars in thousands):

	Nine Months Ended		Year Ended
	September 30, 2019		December 31, 2018
	Classification in	Reclassification to	Classification in	Reclassification to
	CUI Power	Conform to Bel Fuse	CUI Power	Conform to Bel Fuse
	Financial Statements	Financial Statements	Financial Statements	Financial Statements

Research & Development Expenses:
Operating expenses	1		24
Cost of goods sold		1		24

3.	Transaction-Related Adjustments

a.

Represents receipt of the working capital adjustment of $2.8 million from CUI Global Inc., cash savings on lower salaries and benefits of $1.6 million and lower cash paid for income taxes of $0.8 million; offset by additional interest payments of $2.3 million and payment of acquisition-related costs of $0.2 million.

b.

Represents Bel’s adoption of ASU 2016-02, Leases (Topic 842) effective January 1, 2019.  The adoption of ASU 2016-02 was not applicable in the CUI Power historical financials, as that business was not the obligor on any lease agreement.  Upon Bel’s acquisition of CUI Power, Bel entered into a lease agreement for the building in Tualatin, Oregon and as such, recorded the related right-of-use asset and current and long-term operating lease liability in the accompanying pro forma balance sheet related to this lease.

c.

Represents the reversal of CUI Power’s historical book value of intangibles and goodwill, and the addition of Bel’s fair value estimate of the acquired CUI tradename of $6.5 million and acquired customer relationships at an estimated fair value of $10.5 million (as reduced by accumulated amortization for the year ended December 31, 2018 and 9 months ended September 30, 2019 in the aggregate amount of $1.4 million).  This adjustment amount also includes the preliminary estimate of goodwill related to the CUI Power acquisition of $10.1 million as of the September 30, 2019 balance sheet date.

d.	Represents the incremental amount borrowed from the Company’s existing resolving credit facility to fund the acquisition of CUI Power.

e.

Represents reversal of historical CUI Power net parent investment balance, and inclusion of impact to net earnings on pro forma adjustments during the year ended December 31, 2018 and the nine months ended September 30, 2019.

f.

Represents Bel’s purchase accounting adjustment for estimated incremental amortization expense of $0.5 million for each the year ended December 31, 2018 and the nine-month period ended September 30, 2019 resulting from the reversal of CUI Power’s historical amortization and the inclusion of Bel’s amortization related to $10.5 million of estimated fair value of CUI Power customer relationships acquired by Bel.  This finite-lived intangible asset is amortized on a straight-line basis over an estimated useful life of 13 years.  Also represents $0.2 million of acquisition-related costs during the year ended December 31, 2018.

g.

Represents an adjustment related to salaries and benefit expenses included in the carve-out financials as compared to the census of employees actually acquired by Bel.  These expenses in the historical CUI Power financials were based upon a percentage of sales allocation among various divisions at CUI Global Inc. versus actual expenses related to the census of employees acquired by Bel.  This adjustment amounted to a reduction in expense of $0.9 million for the year ended December 31, 2018 and $0.7 million for the nine-month period ended September 30, 2019.

h.

Represents net increases in interest expense of $1.3 million during the year ended December 31, 2018 and $1.0 million during the nine months ended September 30, 2019 related to incremental borrowings of $32.0 million to fund the acquisition of CUI Power.  The interest rates utilized in this calculation represent the weighted-average interest rate in effect during the applicable periods on the Company’s existing credit agreement of 3.95% during the year ended December 31, 2018 and 4.14% during the nine months ended September 30, 2019.  An increase in the interest rate by 1/8 percent would result in an increase in interest expense of less than $0.1 million during each period, as compared to the interest expense amounts depicted above.

i.

As the CUI Power income before taxes would be included in Bel’s consolidated federal income tax returns, a 23% tax rate has been utilized for the CUI Power historical income before taxes as well as on the pro forma adjustments.

4.	Items Not Adjusted in Unaudited Pro Forma Financial Information

a.

We have not adjusted the carrying value of property, plant and equipment on the September 30, 2019 balance sheet or depreciation expense related to property, plant and equipment during the year ended December 31, 2018 or during the nine-month period ended September 30, 2019, as such amounts are immaterial.  The historical statement of operations for CUI Power for the periods presented already include depreciation expense and we believe that any difference in Bel’s calculation would be immaterial.